Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Dex Media, Inc.

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-189942) and Forms S-8 (Nos. 333-191148 and 333-191147) of Dex Media, Inc. of our report dated March 18, 2013, with respect to the consolidated balance sheet of Dex One Corporation as of December 31, 2012, and the related consolidated statements of comprehensive income (loss), changes in shareholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2012, and all related financial statement schedules, which report appears in the December 31, 2013 annual report on Form 10-K of Dex Media, Inc.
Our report, dated March 18, 2013, with respect to the consolidated balance sheets of Dex One Corporation as of December 31, 2012, and the related consolidated statements of comprehensive income (loss), changes in shareholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2012 includes an explanatory paragraph expressing substantial doubt about Dex One Corporation’s ability to continue as a going concern.
/s/ KPMG LLP
Raleigh, North Carolina
March 14, 2014